1: 2:4 3:1 4:form4gaugust.txt 5:STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP 6: U.S. SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549 FORM 4 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940 [_] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print of Type responses) ================================================================================ 1. Name and Address of Reporting Person* Performance Capital Group, LLC - -------------------------------------------------------------------------------- (Last) (First) (Middle) 14 Wall Street, 27th Floor - -------------------------------------------------------------------------------- (Street) New York NY 10005 - -------------------------------------------------------------------------------- (City) (State) (Zip) ================================================================================ 2. Issuer Name and Ticker or Trading Symbol American Skiing Company/ AESK ================================================================================ 3. IRS or Social Security Number of Reporting Person (Voluntary) ================================================================================ 4. Statement for Month/Year 01/2003 ================================================================================ 5. If Amendment, Date of Original (Month/Year) ================================================================================ 6. Relationship of Reporting Person to Issuer (Check all applicable) [_] Director [X] 10% Owner [_] Officer (give title below) [_] Other (specify below) ================================================================================ 7. Individual or Joint/Group Filing (Check applicable line) [X] Form filed by one Reporting Person [_] Form filed by more than one Reporting Person ================================================================================ TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED ================================================================================
6. 4. 5. Owner- Securities Acquired (A) or Amount of ship 3. Disposed of (D) Securities Form: 7. Transaction (Instr. 3, 4 and 5) Beneficially Direct Nature of 2. Code ------------------------------- Owned at End (D) or Indirect 1. Transaction (Instr. 8) (A) of Month Indirect Beneficial Title of Security Date ------------ Amount or Price (Instr. 3 (I) Ownership (Instr. 3) (mm/dd/yy) Code V (D) and 4) (Instr.4) (Instr. 4) - ------------------------------------------------------------------------------------------------------------------------------------ Common Stock 1/02/03 S 150,000 $ 0.1275 (D) 3,000,000 (D) - ------------------------------------------------------------------------------------------------------------------------------------ - ------------------------------------------------------------------------------------------------------------------------------------ - ------------------------------------------------------------------------------------------------------------------------------------ - ------------------------------------------------------------------------------------------------------------------------------------ - ------------------------------------------------------------------------------------------------------------------------------------ - ------------------------------------------------------------------------------------------------------------------------------------
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. * If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v). POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB NUMBER. (Over) SEC 1474 (3-99) FORM 4 (continued) TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES) ================================================================================
9. 10. Number Owner- of ship 2. Deriv- of Conver- 5. 7. ative Deriv- 11. sion Number of Title and Amount Secur- ative Nature of Derivative 6. of Underlying 8. ities Secur- of Exer- 4. Securities Date Securities Price Bene- ity: In- cise 3. Trans- Acquired (A) Exercisable and (Instr. 3 and 4) of ficially Direct direct Price Trans- action or Disposed Expiration Date ---------------- Deriv- Owned (D) or Bene- 1. of action Code of(D) (Month/Day/Year) Amount ative at End In- ficial Title of Deriv- Date (Instr. (Instr. 3, ---------------- or Secur- of direct Owner- Derivative ative (Month/ 8) 4 and 5) Date Expira- Number ity Month (I) ship Security Secur- Day/ ------ ------------ Exer- tion of (Instr. (Instr. (Instr. (Instr. (Instr. 3) ity Year) Code V (A) (D) cisable Date Title Shares 5) 4) 4) 4) - ------------------------------------------------------------------------------------------------------------------------------------ 138: - ------------------------------------------------------------------------------------------------------------------------------------ - ------------------------------------------------------------------------------------------------------------------------------------
/s/ Matthew Brand 01/06/03 - ---------------------------------------- ------------------------- **Signature of Reporting Person Date **Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a). Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure. Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number. (Page 2) 169: -----END PRIVACY-ENHANCED MESSAGE-----